Exhibit 99.1

For Immediate Release
Thursday, November 19, 2009

RIVER VALLEY BANCORP ANNOUNCES CAPITAL RAISE

Madison, Indiana – (November 19, 2009) River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank (the “Bank”) based in Madison, Indiana, announced today that it has closed the sale of 5,000 shares of a new series of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), for an aggregate subscription price of $5,000,000. The shares were offered to a select group of investors in a private placement exempt from registration under Section 4(2) and Rule 506 of the Securities Act of 1933 (the “Act”). Fifty percent of the net proceeds of the offering will be contributed to the Bank by the Corporation.

The Series A Preferred Stock is perpetual and non-voting, has a liquidation preference of $1,000, and pays dividends of 7.25% for the first five years and 9% thereafter, payable quarterly. It is redeemable after the first five years for 100% of its liquidation preference plus declared and unpaid dividends.

The Corporation’s President and Chief Executive Officer, Matthew P. Forrester, stated “We feel that this capital raise is a vote of confidence by investors in our plan to grow deposits and loans, while maintaining a strong balance sheet.”

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. The securities offered will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

River Valley Bancorp and River Valley Financial Bank operate from headquarters in Madison, Indiana. River Valley Bank has eight locations in Madison, Hanover, Charleston, Sellersburg and Floyds Knob, Indiana. Another office is located in Carrollton, Kentucky.

Contact:	Matthew P. Forrester - President, CEO River Valley Bancorp 812-273-4949